Exhibit 4.12

                       THIRD AMENDMENT TO RIGHTS AGREEMENT


         This THIRD AMENDMENT TO RIGHTS AGREEMENT, dated as of April 5, 2002 (the "Amendment"), amends the Rights Agreement dated as of December 15, 1997, which was previously amended on May 15, 2001 (the "Rights Agreement") and is between Raytheon Company, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof;

         WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

         1. Section 1 of the Rights Agreement is hereby modified and amended as follows:

         The definition of Preferred Shares is deleted and replaced with the following:

                  "Preferred Shares" shall mean shares of Series B Junior Participating Preferred Stock, $.01 par value per share, of the Company having the rights and preferences set forth in the Certificate of Designation of the Series B Junior Participating Preferred Stock.

         2. Exhibit A of the Rights Agreement is hereby modified and amended as follows:

                  The reference in the first sentence of the Form of Right Certificate to "Series A Junior Participating Preferred Stock, $.01 par value per share" is deleted and replaced with "Series B Junior Participating Preferred Stock, $.01 par value per share".

         3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         4. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.


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         6. In all respects not  inconsistent  with the terms and  provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                  [Remainder of Page Intentionally Left Blank]


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be duly executed and attested, as of the date first set forth above.

Attest:                                 RAYTHEON COMPANY



By:  /s/ John W. Kapples                By:  /s/ Neal E. Minahan
     John W. Kapples                         Neal E. Minahan
     Vice President and Secretary            Senior Vice President and
                                               General Counsel

Attest:                                 AMERICAN STOCK TRANSFER
                                        & TRUST COMPANY



By:  /s/Susan Silber                    By:  /s/ Herbert J. Lemmer
     Susan Silber                            Herbert J. Lemmer
     Assistant Secretary                     General Counsel